EXHIBIT 10.3

CONSULTING AGREEMENT

THIS AGREEMENT (hereinafter the “Agreement”) is effective this 1st day of April, 2012, by and between Single Touch Systems Inc., a Delaware corporation (hereinafter “SITO”), and RICHARD SIBER (hereinafter “Consultant”).

WITNESSETH:

In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.     CONSULTANCY.  SITO hereby engages Consultant as an independent contractor consultant and Consultant hereby accepts its position as an independent contractor consultant to SITO upon the terms and conditions hereinafter set forth.

2.      TERM.  The term of this Agreement shall be for six months from the date first written above. Any extension of the term shall be agreed upon mutually with a written amendment to this agreement. Notwithstanding the above, either party may terminate this Agreement at any time upon thirty days’ written notice.  In the event of such termination, Consultant shall be paid for any portion of the consulting services that have been performed before the termination

3.     COMPENSATION.  SITO shall compensate Consultant $8,333 per month for the services provided as set forth in Section 4 of this agreement.  Such amount shall be payable monthly in arrears, upon proper invoicing.

4.     DUTIES AND OBLIGATIONS OF CONSULTANT.  Whereas SITO desires to act on potential business opportunities in the Wireless Communications Industry and it is at the request of SITO that Consultant shall have the following duties and obligations under this Agreement:

4.1   Carrier Relations Consulting. Consultant shall assist SITO by providing the benefits of Consultants contacts and relationships in the Wireless industry to improve the operational and strategic relationship with all major wireless carriers in the United States.

4.2   Efforts. Consultant shall use Consultant’s best efforts to perform the consulting services such that the results are satisfactory to SITO.

4.3   Expenses.  Consultant shall not be authorized to incur on behalf of SITO any expenses without the prior consent of SITO’s President.

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

5.     CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT.   Consultant shall execute the standard SITO Confidential Information and Invention Assignment Agreement.

6.     INDEPENDENT CONTRACTOR.

Consultant’s relationship with SITO will be that of an independent contractor and not that of an employee.

6.1    Method of Provision of Services.  Consultant shall be solely responsible for determining the method, details and means of performing the consulting services. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the consulting services required by this Agreement (the “Assistants”). Such Assistants are not the employees of SITO and Consultant shall be wholly responsible for the professional performance of the consulting services by his Assistants such that the results are satisfactory to SITO.  Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute SITO’s standard Confidential Information and Invention Assignment Agreement.

6.2    No Authority to Bind Company.  Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind SITO or create obligations on the part of SITO.  Consultant agrees not to purport to do so.

6.3    No Benefits. Consultant acknowledges and agrees that Consultant (nor Consultant’s employees) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees) otherwise would be eligible for any SITO employee benefits but for the express terms of this Agreement, Consultant (on behalf of himself and his employees) hereby expressly declines to participate in such SITO employee benefits.

6.4    Withholding; Indemnification.  Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, his partners, agents or his employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements.  Consultant agrees to indemnify, defend and hold SITO harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on SITO by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or his employees.

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

7.      SUPERVISION OF CONSULTANT’S SERVICES.  All of the consulting services to be performed by Consultant will be as agreed between Consultant and SITO’s President.  Consultant will be required to report to the President concerning the consulting services performed under this Agreement.  The nature and frequency of these reports will be left to the discretion of the President.

8.      CONSULTING OR OTHER SERVICES FOR COMPETITORS. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with SITO’s products or services, or those products or services proposed or in development by SITO during the term of the Agreement.  If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify SITO in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow SITO to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of SITO or further services which SITO might request of Consultant.  If SITO determines that such work conflicts with the terms of this Agreement, SITO reserves the right to terminate this Agreement immediately.

9.     CONFLICTS WITH THIS AGREEMENT.  Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust before commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to SITO or uses in the course of performance of this Agreement, without liability to such third parties.  Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to SITO herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of SITO.  Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the consulting services required by this Agreement.

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net

10.   GENERAL PROVISIONS.

10.1  Amendments.  No amendment or modifications of this agreement shall be valid unless made in writing and signed by all parties.

10.2  Assignment.  This agreement shall not be assigned by any Party without the express written consent of the other Party, which consent shall not be unreasonably withheld.  This provision shall not apply in the event a Party changes its name or as part of the sale of the Party’s business.

10.3  Choice of Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to principles of conflict of laws.  The prevailing party in any litigation between the parties in connection with this Agreement shall be entitled to the costs and expenses associated with the litigation, including reasonable attorney’s fees.

10.4  Headings.  Article and section headings contained in this Agreement are included for convenience only and form no part of the agreement among the parties.

10.5  Severability.  If any provision of this Agreement is declared invalid by any court or government agency, all other provisions shall remain in full force and effect.

10.6  Waivers.   Waiver by any Party of any breach or failure to comply with any provision of this Agreement by any Party shall not be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

This Agreement may be executed in counterparts and by fax transmission, each counterpart being deemed an original.

CONFIRMED AND AGREED ON THIS   17   DAY OF APRIL, 2012.

Single Touch Systems Inc.

By: /s/ James Orsini
James Orsini, President

By: /s/ Richard Siber
Richard Siber, an Individual

Single Touch Systems Inc. Newport Corporate Center 100 Town Square, Suite 204 Jersey City, NJ 07310
Tel: 201-275-0555 Fax: 201-942-3091 ADC: #SITO www.singletouch.net